Exhibit 10.2

CALLON PETROLEUM COMPANY

PHANTOM SHARE AWARD AGREEMENT

Grantee:  __________________

I.            Grant of Phantom Shares.  As of the Grant Date (identified in Section 12 below), Callon Petroleum Company (the “Company”), hereby grants ______________ (_____) Phantom Shares (“Phantom Shares”) to the Grantee identified above, a key employee of the Company, subject to the terms and conditions of this agreement (the “Agreement”) and the Callon Petroleum Company 2010 Phantom Share Plan (the “Plan”).  The Plan is hereby incorporated in its entirety into this Agreement by this reference.  This Agreement is an Incentive Agreement as described in the Plan.

II.           Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise specifically defined herein.

III.         Agreement Term.  This Agreement shall commence on the Grant Date (identified in Section 12) and terminate without further action on the date that all the Phantom Shares under this Agreement are either fully paid upon vesting, or they expire and are forfeited without vesting, pursuant to the terms and conditions of the Plan and this Agreement.

IV.         Normal Vesting.  All the Phantom Shares subject to this Agreement shall vest in accordance with the Vesting Schedule set forth in Section 12 and Exhibit A.

V.          Phantom Shares Adjustment.  The Phantom Shares shall be subject to an adjustment in accordance with the procedures and calculations as described in Exhibit A, as attached hereto and incorporated into this Agreement (the “Adjusted Phantom Shares”).

VI.         Premature Vesting and Events of Forfeiture.

A.         Separation from Service for Cause.  In the event of the Grantee’s Separation from Service for Cause, all the vested (to the extent not already paid by the Company) and non-vested Phantom Shares then outstanding as of the Separation from Service date shall immediately expire, terminate and become forfeited, and shall not be paid or become exercisable to any extent.  No further action is needed to effectuate the forfeiture of all the Grantee’s Phantom Shares due to a termination for Cause.

B.         Change in Control.  In the event of a Change in Control, the trading day immediately preceding the Change in Control shall be the Vesting Date under Section 12.4, and thus the calculation of Adjusted Phantom Shares under Exhibit A shall be performed effective as of that Vesting Date and any amount due shall be payable in accordance with Section 7.

C.         Separation from Service upon Retirement.  In the event of Grantee’s Separation from Service due to Retirement of Grantee, all unvested Phantom Shares as of the Separation from Service date shall be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7.

D.         Separation from Service upon Disability.  In the event of Grantee’s Separation from Service due to the Disability of Grantee, all unvested Phantom Shares as of the Separation from Service date shall be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7.

E.          Separation from Service upon Death.  In the event of Grantee’s Separation from Service due to the death of Grantee, all unvested Phantom Shares on the date of death shall be adjusted in accordance with the peer company comparison in Exhibit A pursuant to Section 6.7, and paid to the Grantee’s surviving spouse, if any, who shall be his sole primary beneficiary.  In the event that there is no surviving spouse, then such benefits shall be paid to the Grantee's estate upon receipt of proper instructions by the Committee.

F.          Separation from Service for Other Reason.  Except as provided above in Sections 6.1, 6.2, 6.3, 6.4 and 6.5, in the event of the Grantee’s voluntary or involuntary Separation from Service for any other reason at any time before all the Phantom Shares are 100% vested, all of the non-vested Phantom Shares as of the Separation from Service date shall automatically expire and become forfeited, and no additional vesting shall occur after such date.

G.         Adjustment of Phantom Shares due to Separation from Service.  In the event of a Separation from Service pursuant to Sections 6.3, 6.4 or 6.5, the date of Grantee’s Separation from Service shall be the Vesting Date under Section 12.4, and thus the calculation of Adjusted Phantom Shares under Exhibit A shall be performed effective as of that Vesting Date and any amount due shall be payable in accordance with Section 7.

VII.        Payment for Phantom Shares upon Vesting Date.  Subject to Section 8, upon vesting of a Phantom Share, the Grantee shall be entitled to receive payment of the amount, if any, determined in accordance with Exhibit A.  This amount shall be paid by the Company in a cash lump sum payment to or on behalf of Grantee, net of applicable withholdings, within forty-five (45) calendar days from the Vesting Date.

VIII.      Six Month Delay.  To the extent (a) any delivery of cash to which Grantee becomes entitled under this Agreement in connection with Grantee’s Separation from Service constitutes deferred compensation subject to Code Section 409A, and (b) Grantee is deemed at the time of such Separation from Service to be a “specified employee” under Code Section 409A, then such delivery shall not be made or commence until the earliest of (1) the expiration of the six (6) month period measured from the date of Grantee’s Separation from Service or (2) the date of Grantee’s death following such Separation from Service.

IX.         Independent Legal and Tax Advice.  The Company and its employees do not provide any tax or legal advice to Grantee or any other person.  Grantee is encouraged to consult with a personal tax advisor and legal counsel.

X.          Withholding of Taxes.  The Company shall have the right to (a) make deductions from the cash otherwise deliverable upon payment for the vested Adjusted Phantom Shares in an amount sufficient to satisfy all required withholding of any federal, state, local or foreign taxes, or (b) take such other action as deemed necessary or appropriate to satisfy any withholding obligations.

XI.         General

A.         Nontransferability of Phantom Shares.  The Phantom Shares are not transferable or assignable by Grantee in any respect, other than by will or the laws of descent and distribution.  No right to any payment that may be provided hereunder to Grantee shall be liable for, or subject to, any debts, contracts, liabilities, damages, losses, or torts of the Grantee unless and until actually paid to or on behalf of Grantee by the Company.

B.         Grantee’s Acknowledgments.  Grantee hereby accepts this Agreement subject to all of its terms and provisions.  Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate under the Plan, with respect to any questions or determinations arising under this Agreement.

C.         No Guarantee of Employment.  No Phantom Share shall confer upon Grantee any right to continued Employment with the Company or any Affiliate.

D.         Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

E.          Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.

F.          Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.  Words of either gender used in this Agreement shall be construed to include the other gender, and words in the singular number shall be construed to include the plural, and vice versa, unless the context requires otherwise.

G.         Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of Grantee against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

H.         Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted under the Plan.

I.           Supersedes Prior Agreements.  This Agreement shall supersede any prior agreements, promises, understandings, and representations, oral or written, between the Company (including its employees, agents and Affiliates) and the Grantee regarding the terms and conditions of the Phantom Shares hereunder.

J.          Governing Law.  The Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, to the extent federal law does not supersede and preempt Delaware law.

XII.           Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

A.         Grantee:  ________________________________________.

B.         Grant Date: _______________, 2010.

C.         Number of Phantom Shares Granted:_______  (______).

D.         Vesting Schedule:  None of the Phantom Shares covered by this Agreement shall vest on the Grant Date.  Subject to earlier vesting pursuant to Section 6 above, if the Grantee remains in Employment the Phantom Shares shall vest on December 31, 2012 (the “Vesting Date”) and shall be adjusted based on the performance goals as set out in Exhibit A.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has hereunto executed this Agreement.

ATTEST:		CALLON PETROLEUM COMPANY

By:		By:
	Robert A. Mayfield		Fred L. Callon
	Corporate Secretary		Chief Executive Officer

Address for Notices:

200 North Canal Street
Natchez MS 39120
Attention: Chief Executive Officer

Accepted and Agreed:
GRANTEE

Signature:	Date:

Name:

Address for Notices:

Exhibit A

Calculation of the
Adjusted Phantom Shares

Subject to the provisions in the Agreement, effective as of the Vesting Date, the Company’s “Total Shareholder Return” will be calculated and compared to the same calculated total shareholder return of the selected group of peer companies that are listed below.  Effective as of the Vesting Date, the number of Phantom Shares awarded under the Agreement will be retroactively adjusted in accordance with payout percentage based on the Company’s relative ranking with the peer companies as shown in the table below (the “Adjusted Phantom Shares”).

For purposes of this calculation, the Company’s total shareholder return and that of the peer companies will be adjusted if necessary for stock splits and the percentage increase or decrease will be calculated as follows:

(EP + CD) - BP   = % increase or decrease
BP

Ending price (EP) – equals the average Fair Market Value of a share of Company Stock during the twenty (20) day trading period ending on the Vesting Date.  Beginning price (BP) – equals the Fair Market Value of a share of Company Stock during the twenty (20) day trading period ending on March 1, 2010.

Cash Dividends (CD) – equals the cash dividends paid on a share of Company Stock from March 1, 2010 through the Vesting Date.

A similar calculation will also be performed for each peer company.  The resulting percentage for the Company and the peer companies will then be ranked.  Based on the relative ranking, the number of Phantom Shares awarded to Grantee under the Agreement will be adjusted in accordance with the following table:

Rank	Adjustment Percentage
1 or 2	150%
3 or 4	125%
5 or 6	100%
7 or 8	50%
9 - 11	0%

Peer Companies
ATP Oil and Gas Corp.
Brigham Exploration Co.
Carrizo Oil & Gas Inc.
Comstock Resources, Inc.
Goodrich Petroleum Co.
McMoran Exploration Co.
Petroquest Energy Inc.
Peer Companies (cont’d)
Parallel Petroleum Corp.
Stone Energy Co.
Swift Energy Co.

Subject to Section 6 of the Agreement, the Adjusted Phantom Shares shall vest on the Vesting Date if the Grantee is still in Employment on such date.  The cash payment due to Grantee is computed by multiplying the number of vested Adjusted Performance Shares on the Vesting Date by the Fair Market Value of a share of Company Stock on the Vesting Date (or as of the next previous trading day if the Vesting Date is not a trading day and the Company Stock is publicly traded on the Vesting Date).

Note:  In the event one or more of the listed peer companies is involved in a merger/acquisition, the named peer company(s) will be adjusted either by replacing said peer company(s) with a suitable replacement, or in the event no suitable replacement is determined, said peer company(s) will move to the top or the bottom of the ranking, based on whether said peer company’s Total Shareholder Return is greater or less than Callon’s, respectively, as of the date of the merger/acquisition.  All such determinations shall be made by the Committee.